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Subject Company: FileNet Corporation

Commission File No.: 000-15997

This filing relates to the proposed acquisition of FileNet Corporation (“FileNet”) by International Business Machines Corporation (“IBM”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 9, 2006 by and among FileNet, Nassau Acquisition Corp. and IBM. The Merger Agreement is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by FileNet on August 10, 2006 and is incorporated by reference into this filing.

The following items were provided as indicated below: the transcript of a call with FileNet customers.

The following is the transcript of a call held with FileNet customers on August 15, 2006:

FILENET

Moderator: Peggy Ko

August 15, 2006

10:00 am CT

Operator:

Good morning ladies and gentlemen and welcome to today’s FileNet Customer Briefing. At this time, all participants are in a listen only mode. As a reminder, this call is being recorded. There will be no question and answer session at the end of the…

Woman:	(Unintelligible). Got me?

Operator:	…and now I’d like to introduce your speaker, Lee Roberts, Chairman of the Board and CEO of FileNet Corporation.

Lee Roberts:	Good morning everyone, Lee Roberts. I’d first like to thank all of you for taking the time to join us today and talk about the recent announcement of IBM’s intent to acquire FileNet.

But first I want to thank you all for your business and the relationship that we’ve had for many years and the key message that I think I want to impart here today is that despite the fact that IBM and FileNet are going to merge, FileNet is going to continue to deliver the products and services that you’re familiar with.

That you can count on us and count on IBM to support and enhance those products significantly over time. And that the major benefit of this announcement is that by joining with IBM, we’ll be able to significantly expand our product line, have much more significant global reach and provide significant additional capability for our business partners.

Talking specifically about the announcement, as you know, this was announced last week. IBM agreed to acquire FileNet for $1.6 billion and that transaction at this point is an intent to purchase and will be consummated sometime in the early October timeframe once this has gone through the approval process.

The key of the strategy here obviously is it’s kind of just a redefinition of the marketplace I think and this is just in my opinion, it’s probably the most significant announcement in the area of content and business process management in many years. And what we’re going to do is we’re going to combine the two products line.

We’ll maintain and support both product lines in parallel taking advantage of IBM’s ICE technology which you are probably familiar with the (Senatica). We’re going to be able to cross connect both product lines so that if you’re using IBM products today and want to add FileNet products tomorrow, you’ll be able to do that and integrate it seamlessly.

The flip side is if you’re an IBM customer today and want to add new FileNet capability, you’ll be able to do the same thing. So it’s going to be very easy to use both products. As I’ve said our intent is to provide a very broad ranging set of offerings both from a technology platform perspective and also from an applications and solutions perspective. And you’ll see us significantly enhance investment in terms of aimed at delivering solutions which will come as they have in the past primarily from our partners and clients.

You know, you maybe may ask the question, you know, “Why did this happen?” You know, clearly this is a situation where FileNet was not looking to be acquired. In fact we were in the process of looking to acquire companies ourselves.

I think it hit the point that I received a call from IBM. You know, I think it’s safe to say that FileNet was at the top of its game. You know, we’ve had various significant strengths to test the marketplace but at the same time, after a lot of discussions with IBM, it became obvious to me that we had a very similar vision, very similar common cultures in terms of companies.

And I perceived this along with my Board as an opportunity for us, the combination of the two companies to create a situation where one and one equal four and provided significant incremental value to you our customers, our partners, to our employees and obviously to our shareholders and felt that it would it enable us to accelerate the rate that we’ve invested in our products to accelerate the rate of growth and adoption of BPM in the marketplace. And that, you know, quietly frankly, it was all about growth and market leadership.

So after, you know, a series of months of discussion and planning, our Board approved the transaction and I’m very excited about it. I think from a customer perspective, this is nothing but positive. I think the same goes for our business partners.

I think key here is really a couple of messages. One is as I’ve said, we’re going to maintain both product lines. So if you’re an IBM customer today, you can feel comfortable with that investment and know that’s (unintelligible) in hand.

Secondly, if you’re a FileNet customer, you can feel very comfortable that our products will continue to be enhanced. In fact, most of you are familiar with our plans to release 4.0 which we have on track and planned. We also have planned already for 4.5, 5.0 and if anything can help those will be accelerated in terms of our ability to bring it to the marketplace.

The focus of the combined companies is really to take a look at, you know, the content management space as well as the integration of that with business process management and through the integration of IBM’s business integration tools to provide the broadest platform possible in the marketplace for you to capture, store and manage all your content and then be able to effectively deploy it through the enterprise. The key here is not only providing and provisioning a broad set of capabilities but the underpinning objective here is to provide, you know, a very mission critical, robust platform.

It’s both the view of FileNet and IBM that, you know, the current progression of adoption of ETM in the marketplace is going to demand that vendors provide robust platforms that look, act, inter-operate much like database products do today.

And I’ll come back and talk about that in a minute. You know, our view is that it’s not simply about technology either. It’s a lot to do with solutions whether those solutions are in the area of the clients or targeting more business problem areas like claims processing or claims adjudication.

And as you know, there are over 1000 solutions in the marketplace today running on top of FileNet platforms and we would expect that number to significantly grow over time as we put substantial focus behind working with both the global systems integrators and also an ever increasing population of ISD’s who focus specifically on building applications that run on our platforms.

I think the other key thing to recognize about the merger of the two companies is that we’re providing greater choice for your customers. So since you’ve got, you know, the strength of the IBM product line and the strength of the FileNet product line since we already have the ability to integrate the two product lines.

In fact, there are multiple customers out there today that are already doing that where we have both products co-existing. You’re now going to be able to leverage the strength of both companies’ products, be able to integrate those into your current environment and be able to get greater technology advantages and be able to leverage all the existing information you have in your current repositories.

So there are going to be no migrations required. You have no concern whatsoever about, you know, the investment that you’ve made, whether you’re a FileNet or IBM customer. What you could look at is take a look at the fact that when we combine, we’ll have a development team that is almost 1300 people around the world.

You’re going to develop a team that has significant expertise both in technology and solution. A development team that in many ways is leading the drive towards standards and I want to come back and talk about that, talk about it in the context of things like SOA and (unintelligible).

You know, and a combined capability that’s going to provide I think an industry standard in terms of a platform to capture store manager content and leverage that through BPM technology.

From a business partner standpoint, it’s going to be business as usual except the situation I think is going to be even better than it is today, particularly for our FileNet customers. First, it’s our intent to make sure that we maintain the very strong relationships we have with the global system integrators that we’ve partnered with over the last many years and we’ve communicated with those partners over the last few days.

Secondly, obviously we’ll be working more closely with IBM global services that we have on staff which will give us the opportunity now to deliver our products and services through a full range of global systems integrators.

Additionally, we’ll be leveraging a huge investment that IBM has made in terms of its partner Ecosystem. IBM has got competency centers around the world. They have a partner world event. They have many virtual innovation centers. All of those will be available to FileNet partners.

And in addition, it’s the view of both companies that as we move forward much like in database, there’s going to be a significant growth in the number of ISD’s in the delivery of specific targeted industry solutions that run on these platforms. So you can look to see us do and make more significant investments in that area which will drive greater solution view, which in turn will deliver value and create our alliance result.

As many of you know by working with IBM, you know, IBM’s made huge investments throughout the infrastructure space, particularly in the area of content management. There are really three major areas that together we’ll be working on. Obviously the first is, you know, the fundamental challenge of just capturing, storing and managing. You know, literally terabytes of data in a given customer operation.

Secondly, leveraging that data to business applications through content centered business processes which I think is an area that FileNet brings tremendous strength and expertise to.

And then also as many of you have talked to us about, there’s a need to integrate collaborative products and so be integrating, you know, IBM’s collaboration products into our solution so that we can provide greater breadth of capability than we could have done as a standalone company.

Key message on this chart is commitment that both companies are making to BPM. Our view, FileNet and also IBM’s view is it’s not just about providing, you know, a highly scalable robust platform to capture and store huge amounts of content.

That the real value to our customers is the ability to unleash the value of that content in applications. And as you know, really since our beginning FileNet, we’ve always focused on first workflow and BPM and had a very strong perspective that there needs to be an integration point between those two capabilities that’s seamless and easy for you and our partners to build applications.

As we bring the two companies together, we’ll actually be able to provide more BPM capability than we as a company have been able to do in the past because IBM has a significant range of business process management tools. Obviously our products are more in the content centric area.

IBM brings a whole set of process centric capabilities also that will unify those across the board and marry with that the integration capabilities that IBM brings and the strength of the platform PA.

It gives you a much broader set of capabilities to target application development around BPM. And IBM has made a huge commitment to being open to adopting these standards and one of those key areas obviously is an SOA which is kind of the key cornerstone of their BPM product capability.

In terms of value to our clients and business partners, you know, I think one, this announcement recognizes and clearly states that this market is reaching a place of maturity.

It’s clear recognition both on the part of FileNet and IBM and our competitors that this is no longer a niche market, no longer an area where you’re going to put in one or two systems to attack different application areas, but rather just like the database many years ago, you’re going to be rapidly moving towards making standard decisions where those standard decisions are based on the openness of the platforms, the scalability and resilience of the platform.

And also the ability of that platform to be used to build applications and also you’ll be looking for an increased number of applications to be provided from outside parties, particularly ISD’s.

So we firmly believe that we’re on a rapid growth trajectory. We firmly believe that this combination will accelerate that growth to marketplace and that there’s a tremendous need for the products of both companies and that by integrating the product families together, we give you greater choice, greater flexibility.

A good area to talk about is compliance. All of us in the public arena, you know, are dealing with huge amount of regulator requirements. Not just Sarbanes-Oxley but (HIPA), other government requirements, particularly if you’re in the securities market. And that’s putting tremendous burdens and costs on corporations today.

Twenty-five percent of all legal costs are just simply finding and discovering the data. And obviously key there is going to be able for us to be able to provide a platform that enables you to capture and store things as simple as email, but obviously much more complicated to include things like documents and other pertinent material, be able to store them, be able to put them in a records management system, be able to deliver them rapidly when they’re required. And over time, provide true compliance based applications that would run on top of that platform.

You know, those are areas that both IBM and FileNet independently felt were critical and I think by coming together and marrying the skills and expertise of the two companies will enable us to provide very rich compliance solutions over time.

We’re also going to, you know, continue to increase our investment obviously in PA. And I can assure you that as a key reason that IBM chose to acquire FileNet, so if there are any questions out there in any of your minds about the commitment of PA, the longevity of the product, I can assure you this product is going to be a core piece of our platform strategy going forward.

We’re going to, if anything, increase the rate of investment in the product. We’ve got very ambitious plans that we’ve shared with many of you from a product road map perspective and I can assure you those are going to continue to be executed and (unintelligible) the rate of investment (unintelligible).

The other thing that I think is very important is global reach. For those of you that are large global companies with operations around the world of if you happen to be companies in places like Asia Pacific, FileNet now through IBM is going to have much more reach into those marketplaces. We’re going to be able to provide much better support and delivery and we’ll be able to provide industry expertise in those markets.

So for example, if I look at Asia Pacific, in Asia Pacific today, you know, FileNet has about 200 people in development, India and in China. We probably have in the range of about 75 to 80 customer based employees spread from Japan to Australia.

It’s a relatively small organization and it’s a market that we wanted to invest in for a long time. When we marry with IBM, that number will literally go up, you know, many, many folds to cover tens of thousands of people. You know, we have four direct sales people in China. IBM literally has thousands.

So I think what this will enable us to do is leverage IBM’s strength, IBM’s reach and help us deliver our products and capabilities into markets like Japan and China and India that we haven’t in the past, and at the same time, in established markets where you know us well.

For example in major countries in Europe and obviously the United States, we’re going to now have literally twice as much resource directly in the field to work and support you our customers, which I think in turn which means that we can provide greater capability in terms of expertise around our product to help deliver solutions.

Secondly we’ll have significantly more people to help support you from a traditional customer support perspective. So I think having IBM’s global reach, having IBM’s industry expertise, marrying that with the skill set that comes from our business partners is nothing but good news for you our customers.

You know, and as I’ve talked about before, we value significantly the relationship we’ve had with our business partners over the years. In fact, you know, close to 50% to 60% of our annual revenues are generated directly with FileNet’s partners and we are going to continue to operate on that model. One of IBM’s significant turns was to make sure that as we come together that we don’t deviate from this path.

But just as we want to continue to deliver, you know, a product set that’s open, platform independent, that operates in any operating system, any database, any ap server. IBM also wanted to make sure that we maintain relationships with all our business partners. In many cases, these business partners also do significant business with IBM. And so we’re looking for ways to enhance value for them.

Obviously they’re going to have an expanded customer base to deal with. They’re going to be able to cross sell additional products into the marketplace. There’ll be new solutions that can be built and IBM brings in my opinion, a world class partner program that provides significant leverage for our partners.

So a major objective for us, one, is to make sure, you, our customers are comfortable. That as we move forward, investments that you’ve made in FileNet products will be protected and not only protected but significantly invested in and will grow and will deliver the value and the commitment of products that we’ve indicated would on the timeframe that was indicated.

Secondly, major commitment to our partners will continue. So in essence, you know, as we merge with IBM which is going to take the next few months, you can expect to see basically FileNet act and operate the same way that it has in all the years we’ve worked together. But if anything, (unintelligible) be able to provide greater support, greater value because we’re going to leverage now the infrastructure and capabilities that IBM will provide us.

And I think that’s really kind of the key message here is, you know, what we’re trying to do together is drive this industry forward. What we want to do together is accelerate the rate of adoption of ECM as a platform. Many companies today have between 2 and 15 different ECM solutions, most of which can’t be integrated together and are fundamentally islands of automation.

Our objective is to be able to provide you with the capability to put in a single platform much as you’ve chosen probably a single database system, feel confident that you can store literally terabytes of data in that repository. Feel confident with the road map that that product plan provides. And to feel confident to go out and build mission critical applications on that much as you have with your database system.

Additionally, we’re totally committed to standards. I think those of you that know both companies know that we have embraced and in most cases driven open standards JSR 170 is one, but if you take a look at people and, you know, the workflow and business process areas, you also know that FileNet’s been a driver in that perspective.

So our focus is a combined force, one, platform independent. We want to provide you the best possible ECM’s and BPM solutions that run in environments of your choice.

Two is you can feel comfortable that we will drive towards supporting standards which make the products more inter-operable, easier to deploy and consistent across the industry. And three is that we intend to lead the industry and lead the market in terms of delivering solutions and capability.

So I have a few questions here that, you know, are ones that might immediately come to mind. The first question is, you know, will the FileNet family of products go away?

I can tell you with a resounding answer is no. First of all, it wouldn’t be logical for that to happen. You know, for IBM to spend $1.6 billion to acquire FileNet, it would not make sense for them to do away with everything they’ve purchased which is PA.

In fact I can assure you that IBM is very impressed with the product. They’ve obviously taken a deep look at the product and the technology. They understand our road map and have totally endorsed it.

So what I think you’re going to see is an acceleration of development around PA. I think you’re going to see us deliver more capabilities faster. I think you’ll also see us provide ways for us to integrate PA to IBM’s stack so that we can leverage product and capabilities that IBM has in its software stable that we haven’t today.

And in essence, you know, make PA even more expansive than it is today, but the answer is absolutely no. PA is more than is alive, well. It’s kind of a core centerpiece to why IBM bought FileNet.

The second question is, you know, will the next FileNet product launch be impacted by this announcement?

The answer is absolutely not. In fact it’s on track. We intend to ship 4.0, you know, in the latter part of this year. We’ll provide more detailed plans on that shortly but that plan, that product is in QA now testing very well and I expect it to hit the schedule. We are actually now aggressively planning 4.5 and 5.0.

Another question is what are the product road map plans? You know, what changes should we expect?

I would tell you that, you know, basically we’re going to continue with the product road map as you know it. I think in many cases (unintelligible) to come out and articulated that to you or you’ve had that briefing.

Again, the answer here is if there’s any change at all, it’s we’re going to add more capability into the product road map sooner, try to deliver more capability more quickly than we have in the past, and probably look for ways to leverage and integrate IBM capabilities that, you know, aren’t in the product today, which gives you more value.

You know, will FileNet pricing and packaging change as a result of the acquisition?

Well, you know, to be honest, I don’t have an answer there. I’d expect probably no, but as we go through the process, obviously we’re going to want to make sure that we’ve got a common pricing strategy that would be inclusive of both FileNet and IBM products and we’ll make those determinations, you know, during the rest of the calendar year.

You know, who should I work with going forward?

The same team that you always have. In fact one of the key things that we want to try to do in this integration of the two companies is make sure that we have minimum impact to your customers.

So while we’ll be taking, you know, both businesses and putting them under common management and significantly increasing almost by a factor of 2x, the number of employees we have in the field (unintelligible) our customers, what we don’t want to do is disrupt the relationship between the account team and your customers. And we will work very aggressively to try to maintain the relationship you have today with your FileNet salesmen going forward.

Another question is, you know, where does FileNet fit into the IBM software group?

Well we’re going to be a, you know, basically fundamentally integrated division inside of IBM’s software organization reporting up to the Information Management Group. IBM as you know has got its own content management products.

We will integrate the development, sales, marketing’s work functions from IBM together with FileNet. Put that all under a common management. The key here is that 100% of FileNet’s senior management team is coming across so we will be, you know, working jointly with IBM’s executives to create a common management team for those solutions.

And we’ll all report into an executive in IBM who I think you’re going to like very much. His name is Ambuj Goyal. Ambuj has been with IBM for approximately 20 years. He spent 10 years in IBM Research and spent the balance of his career in the IBM Software Group, at one time managed Lotus.

Has been involved intimately in the strategy formation for IBM software business and, you know, is a technologist. And very sensitive to customer interest and extremely sensitive to making sure that you our customers are comfortable with IBM’s commitment to maintain and support PA.

So on balance, I am absolutely convinced this is the right thing to do. It’s always a challenge when you’re running a great company like FileNet, have great relationships like the ones we do with you our customers and our partners.

You know, to make a decision to be acquired particularly when it’s not something you’re planning to do, but I can tell that you that in the three to four months that I’ve had interactions with IBM, I’ve been nothing but impressed with them and the company. Impressed with the priorities that they’ve put in place and also impressed with the fact that there are a lot of similarities between the two firms.

You know, IBM is totally committed to its customers. They want to provide broad capabilities from technology through services. They want to provide value. You know, they’re committed to their people and they’re committed to their partners and those are the same kinds of values that we have at FileNet.

So I would expect that the integration will go smoothly. I would like to think and tell you that we are aiming to make this as seamless and transparent to you as we can. I want to make sure you absolutely understand that, you know, your commitment to our product is a good commitment.

It’s one that if anything it’s going to be, you know, you’re going to find out will be enhanced significantly over time and perhaps more quickly than we had planned. And if you want to talk to me specifically or an IBM executive at some point, let us know through your sales team and we’ll be glad to discuss this with you in more detail.

So I appreciate your time. I appreciate your business and we look forward to working with you and maintaining the relationship with you going forward. I think this is—the relationships that we’ve built together have been substantial.

You’ve made huge commitments to FileNet and in many cases, built a large number of products around, sorry, applications, around our platform. And I want to make sure that you feel comfortable those investments will be protected and expanded going forward.

I won’t bore you by going through the rest of the question set, but one thing I do want to point to is the (Usernet) in Dallas. So we’re going to continue to have that event. I suspect it’ll be larger than planned and I think it’ll be a great opportunity for you to come and hear the full story.

At that point, you know, we should be passed the closing of the transaction and the two companies should be unified. So I would expect that we would have not only FileNet executives there but IBM executives to talk about the strategy, product road maps in detail. We’d really encourage you to plan to attend that event.

So in closing, thank you very much. Please if you have questions, let us know. Go to your account team. If there’s a need to talk to one of the senior managers of FileNet, we’re glad to do that on the phone or come out and speak with you. We do value this relationship very much and we do value your business. Thank you very much.

Operator:	This concludes today’s FileNet Customer Briefing. Thank you for your time.

END